DiRocco & Dombrow, PA
                         3601 West Commercial Boulevard
                                    Suite 39
                            Ft. Lauderdale, FL 33309



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of HIV-VAC, Inc.
PO Box 424
Collingwood,
Ontario,
Canada L9Y 3Z4

Ladies and Gentlemen,

We consent to the incorporation by reference in the prospectus of the Registration Statement on Form SB-2/A being filed by HIV-VAC, Inc. (a development stage company) (the "Company"), of our report, dated May 12, 2003, appearing in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2002, on our audit of the financial statements of the Company as of September 31, 2001, also appearing in such Forma 10-KSB/A.




/s/ DiRocco $ Dombrow, PA
Ft. Lauderdale, Florida
May 30, 2003